Exhibit 10.60

Research and Development Contract

Party A: Sanming Huajian Bioengineering Co., Ltd.
Party B: Fudan University

The Parties have, following amicable consultation, entered into this Contract on the development of technologies for extracting high-purity solanesol, and its downstream products nicotine, coenzyme Q10 and organic fertilizers, in accordance with the Contract Law of the People’s Republic of China. The Parties agree as follows:

I.	Project Description: Contents, Form and Requirements
This project involves the development of technologies for extracting high-purity solanesol, and its downstream products nicotine, coenzyme Q10 and organic fertilizers. Solanesol is a compound extracted from scrap tobacco for synthesizing coenzyme Q10 and other compounds. Party A intends to use the techniques to be developed by Party B, namely the techniques for extracting two solanesol of different purities (75% and 90% respectively) and nicotine, synthesizing coenzyme Q10 with solanesol, and manufacturing of organic fertilizers with scrap tobacco, in order to realize green production. It is envisaged that Party A’s annual output of solanesol, nicotine, coenzyme Q10 and organic fertilizers will amount to 50, 1,000, 20 and 20,000 tons respectively, representing an annual revenue of some 500 million yuan, and that Party A can also manufacturing nicotine with a purity of over 95%.

II.	Party A’s Rights and Obligations
(1)
Party A shall provide Party B with an initial technical service fee of 1.8 million yuan for the clean extraction of high purity solanesol and complete transfer of the patent, and 800,000 yuan annually thereafter as the service fee for development of downstream products and coenzyme Q10.

(2)	The ownership to the patent right (including other related patents being applied) of clean extraction of high purity solanesol shall be vested in both Parties.
(3)
Both Parties shall have access to the patent right of clean extraction of high purity solanesol, regardless of time or space factors. Without the prior approval of Party A, Party B shall not transfer the said patent to any third party.

(4)	Party A shall be the solely eligible for the application and ownership of any patent rights for any follow-up modifications of the said refining technique.
(5)	Party A shall be the solely eligible for the application of patent rights for and the ownership of downstream products, including nicotine, coenzyme Q10, and organic fertilizers.

III.	Party B’s Rights and Obligations
(1)
Party B shall provide Party A with the following technical data within seven (7) business days following the receipt of technical service fees: 1) documents related to the development of clean extraction of high-purity, including work plan, plain layout of the factory, device purchase list, personnel training and trial production plans, and the plan for a two-week internship of inspection personnel in the Environmental Science and Engineering Task Force; 2) list of equipment used for extraction of low-purity and high-purity solanesol and manufacturing of intermediate products; and 3) the work flow chart.

(2)	During the performance hereof, Party B shall provide Party A with the following technical guidance and services:

--Technical support: Party B shall conclude the development of techniques for extracting solanesol of different purity (15%, 75% and 90% respectively), manufacturing of nicotine sulphate, nicotine with a purity of 95% and fertilizers, and synthesizing coenzyme Q10;

--Frequency of technical support: Party B shall send special personnel to provide guidance on site within three business days, as necessary.
--Duration of technical support: commencing on the date the project is implemented, and lasting till the final products are verified qualified.

--Contemplated outcome: after applying the techniques, Party A’s annual output of 90% purity solanesol, nicotine sulphate, organic fertilizers and coenzyme Q10 will amount to 50, 1,000, 20,000, and 20 tons respectively; and Party A’s manufacturing process will be greener and conforming to environmental protection standards.

(3)
Party B shall ensure the practicability, reliability and stability of the technique that it develops, and that Party A can achieve the pre-set production capacity target with the equipment that it purchases itself.

(4)	Party B shall help Party A with the sales of at least 90% of the solanesol, nicotine sulphate, coenzymeQ10, organic fertilizers, at prices of the same-breed products available in the domestic market.

IV.	Technical indicators and parameters
1.	With sufficient supply of raw materials, the annual output of solanesol, nicotine sulphate, organic fertilizers and coenzyme Q10 shall amount to 50, 1,000, 20,000 and 20 tons respectively.
2.
The purity of solanesol shall be over 90.0%, with other indicators meeting requirements f the international market; the nicotinecontent of nicotine sulphate shall be over 40%; the  organic fertilizers shall conform to the national standard; andcoenzymeQ10 shall meet the standard of the 2005 Pharmacopoeia of People’s Republic of China.

3.	The technique shall be green and clean enough to meet environmental protection requirements.

V.	R&D Plan
Following receipt of project payment, Party B shall
(1) Complete purchase, debugging, and commissioning of research equipment within 3 months;
(2) Complete the test for mass production of solanesol products and successful manufacture such products with a purity of over 90% and organic fertilizers that meet national standards within 6 month;

(3) Complete the test for mass production of nicotine sulphate and successful manufacture such product with a purity rate of 40% within 12-18 months;
(4) Complete the test for mass production of coenzyme Q10 within 3 years;
(5) Expand the scale of research following the mass production test, to deliver on the expected output; and
(6) Optimize the production technique so as to improve the yield rate.

VI.	Settlement of R&D Budget, Remuneration and Other Payments
1.	Definition:
R&D budget refers to the costs needed for completing the research project; while remuneration refers to the compensation to the research personnel for their research in the project.
The R&D budget and remuneration for this research project is 1.8 million yuan.
2.	Payment of R&D budget and remuneration

The total amount of 1.8 million yuan for transfer of the solanesol technique and the patent shall be settled in two phases: 1.2 million yuan within seven (7) business days following the execution hereof, and the remaining 600,000 yuan following the completion of the first batch of products.

Party A shall pay Party B 800,000 yuan annually in two stages for the research and development of downstream products, namely nicotine sulphate, coenzymeQ10 and organic fertilizers.

VII.	Ownership of Devices and Apparatuses Purchased with R&D Budget and Research-Related Data
The ownership shall be vested in Party A, while Party A shall be entitled to use them.

VIII.	Term and Content of Cooperation
The term hereof shall commence on July 28, 2005 and end on July 27, 2010. The Parties shall cooperate in the research and development of on-site production technique, and in production.

IX.	Confidentiality
Both Parties shall be responsible for keeping the project-relation information confidential.

X.	Risk Sharing
The Parties shall share on a 50/50 basis the risks of any losses and damages resulting from failure of the project, in whole or part, due to technical restrictions or difficulties.

XI.	Acceptance Standard
The research outcomes will be confirmed qualified only when meeting the technical standards and passing the test of real-time production.

XII.	Breach of Contract
Either Party in breach hereof shall be liable for a liquidated damage in accordance with applicable provisions of the Contract Law of the People’s Republic of China.
(1)	In the event of breaching Article VI hereof, Party A shall be held liable for compensation of part of the technique development costs.
(2)	In the event of breaching Article I hereof, Party B shall return or part of all of the development fees.
(3)	In the event of breaching Article IX hereof, Party B shall return the R&D budget and be held liable for a liquidated damage of 200,000 yuan.

XIII.	Settlement of Disputes
The Parties shall settle through consultation any dispute arising from performance hereof. In the event that the consultation fails, either Party may submit the dispute to its local people’s court for settlement.

XIV.	Definitions of terms
solanesol: an organic compound that naturally occur in tobacco;
nicotine sulphate an alkaloid that represents the biggest component of tobacco;
coenzymeQ10: an adjunctive drug for curing cardiovascular diseases.
Clean Production Technologies: technologies that cause no pollution of emission of hazardous substances when applied in production.

XV.	Miscellaneous
The Parties shall settle through consultation other matters not mentioned herein, including the rights and obligations of any intermediaries, service costs and method of payment, deposits, property mortgage, warranty, among other things.

Party A: Sanming Huajian Bioengineering Co., Ltd.
Legal representative:  Zhao Min
Agency:
Contact (attn.): Zhao Min
Date:
Address:
Telephone:
Bank:
Bank a/c.:

Party B: Fudan University
Legal representative:
Agency: Chen Xiaoman
Contact (attn.): Chen Jianmin
Date:
Address: 220 Handan Road, Shanghai
Telephone: 021-65642521
Bank: Agricultural Bank, Wujiaochang Branch
Bank a/c.: 033267- 08017003441

Supplemental Agreement

Party A: Sanming Huajian Bioengineering Co., Ltd.
Party B: Fudan University

In accordance with the Article VI (2) of the Contract on the development of technologies for extracting high-purity solanesol, and its downstream products nicotine, coenzyme Q10 and organic fertilizers, entered into on July 28, 2005, Party A shall settle the 600,000 yuan for technique development with Party B. Now, following amicable consultation, the Parties hereby decide to apply for the funding from the special fund for Shanghai Plan for Digestion of Introduced Technology and Innovation set up by Shanghai Economic and Trade Commission. The support funding obtained from the Fund, worth 600,000 yuan, is used to offset the amount payable to Party B and transferred to the bank account of Fudan University for the purpose of research in support of Party A’s project. Party B confirms the receipt of the amount on June 23, 2006 and deems it as having paid off the technique development costs.

This supplemental agreement shall be have the same legal binding force as the Contract, and shall enter into force upon execution by the Parties.

Party A: Sanming Huajian Bioengineering Co., Ltd.	Party B: Fudan University
Date: June 29, 2008	Date: June 29, 2008